EXHIBIT 23



                          INDEPENDENT AUDITORS' CONSENT



     To the Board of Directors, Occidental Petroleum Corporation


     We consent to the incorporation by reference in the registration statements (Nos. 33-14662, 33-47636, 33-59395, 33-64719, 333-49207, 333-72719, 333-78031,
333-37970, 333-55404, 333-63444, 333-82246, 333-83124, 333-96951 and 333-104827)
on Forms S-3 and S-8 of Occidental Petroleum Corporation of our report dated February 13, 2004, with respect to the consolidated balance sheets of Occidental Petroleum Corporation as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003 and the related financial statement schedule, which report appears in the Form 10-K dated March 1, 2004 of Occidental Petroleum Corporation. Our report refers to (i) a change in the method of accounting for inventories purchased from third parties, (ii) a change in the method of accounting for asset retirement obligations, (iii) a change in the method of accounting for the consolidation of variable interest entities, (iv) a change in the method of accounting for certain financial instruments with characteristics of both liabilities and equity, (v) a change in the method of accounting for the impairment of goodwill and other intangibles, and (vi) a change in the method of accounting for derivative instruments and hedging activities.



/s/ KPMG LLP
Los Angeles, California
March 1, 2004